Exhibit 10.75

ADDENDUM NO. 1

to the

PER POLICY EXCESS OF LOSS REINSURANCE AGREEMENT

Effective: January 1, 2000

(hereinafter referred to as the “Agreement”)

entered into by and between

SCPIE HOLDINGS, Inc.

and/or S.C.P.I.E. INDEMNITY COMPANY,

and/or AMERICAN HEALTHCARE INDEMNITY COMPANY,

and/or AMERICAN HEALTHCARE SPECIALTY COMPANY,

and/or S.C.P.I.E. INSURANCE SERVICES, INC.,

and/or S.C.P.I.E. MANAGEMENT SERVICES, INC.

Los Angeles, California

(hereinafter collectively referred to as the “Company”)

and

The Subscribing Reinsurer(s) executing the

Interests and Liabilities Contract(s)

attached to and forming a part

of this Agreement

(hereinafter referred to as the “Reinsurer”)

Effective December 31, 2002, with respect to claims made on policies in force, issued or renewed after that date, the Agreement shall be amended as follows:

1.	Paragraph A of Article 4 – Term – shall read as follows:

A.	Except as provided in paragraph B. below, this Agreement shall apply to claims made, on policies in force, issued or renewed on and after January 1, 2000, during the forty-eight (48) month period beginning January 1, 2000 and ending December 31, 2003, both days inclusive.

2.	Paragraphs A and B of Article 13 – Premium – shall read as follows:

A.	The Company shall pay to the Reinsurer an annual deposit premium of $1,785,000 payable in installments of $446,250 as of each January 1, April 1, July 1 and October 1, during the term of this Agreement, subject to adjustment at each December 31.

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B.	Within sixty (60) days after each December 31, the Company shall calculate the actual original gross premium charged by the Company for policy limits in excess of $2,000,000, as respects policies issued or renewed during each twelve (12) months period January 1 to December 31 during the term of this Agreement. If the premium calculation is greater than the deposit premium paid during the twelve (12) months period, the Company shall promptly remit the difference to the Reinsurer. Should the premium so calculated be less than the amount of the deposit premium, the Reinsurer shall pay to the Company a return premium, subject however to a minimum premium of $1,500,000 for each twelve (12) month period. The payment of any adjustment due between the parties shall be made at once.

3. Paragraphs A and B of Article 15 – Profit Commission – shall read as follows:

A.	The Company shall receive a profit commission equal to 80% of the net profit accruing to the Reinsurer during the term of this Agreement computed as follows:

1.	Reinsurance Premiums Earned, excluding any additional premiums paid under the provisions of paragraph C of the Premium Article;

2.	Less Losses and Loss Adjustment Expenses Incurred;

3.	Less Actual Ceding Commission as calculated above;

4.	Less Management expenses of 23.5% of Reinsurance Premiums Earned as in (1) above;

5.	Unlimited deficit carry forward to next Agreement period.

B.	The term “Agreement period” shall mean the three (3) year period commencing January 1, 2000 and ending December 31, 2003 both days inclusive. It is further agreed that the first calculation of profit commission shall be computed as of December 31, 2000, and annually thereafter, and that payment of any Profit Commission shall be made by the Reinsurer to the Company as of December 31, 2004. The Company agrees that payment of any Profit Commission shall be subject to complete commutation at mutually agreeable terms as respects all losses reported within the Profit Commission period. Payment of any Profit Commission by the Reinsurer shall constitute full and final release from all further loss development.

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4.	The following shall be added as Article 30 – Warranty:

WARRANTY

A.	Effective January 1, 2003, new and renewal business subject hereto shall emanate from the states of California and Delaware only, unless otherwise mutually agreed.

B.	New and renewal Umbrella business written outside of the state of California on or after January 1, 2003 shall not be subject hereto.

C.	All claim reserves excess of $250,000 with respect to policies which expose this Agreement shall be reported to the Reinsurer.

All other terms and conditions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Addendum to be executed by its duly authorized representative(s)

this      day of             , in the year                    .

SCPIE HOLDINGS, Inc.

and/or S.C.P.I.E. INDEMNITY COMPANY,

and/or AMERICAN HEALTHCARE INDEMNITY COMPANY,

and/or AMERICAN HEALTHCARE SPECIALTY COMPANY,

and/or S.C.P.I.E. INSURANCE SERVICES, INC.,

and/or S.C.P.I.E. MANAGEMENT SERVICES, INC.

Los Angeles, California

SCPIE HOLDINGS, Inc.

and/or S.C.P.I.E. INDEMNITY COMPANY,

and/or AMERICAN HEALTHCARE INDEMNITY COMPANY,

and/or AMERICAN HEALTHCARE SPECIALTY COMPANY,

and/or S.C.P.I.E. INSURANCE SERVICES, INC.,

and/or S.C.P.I.E. MANAGEMENT SERVICES, INC.

PER POLICY EXCESS OF LOSS REINSURANCE AGREEMENT

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EXE

PER POLICY EXCESS OF LOSS REINSURANCE AGREEMENT

TABLE OF CONTENTS

Article		Page
	Preamble	2
1	Business Covered	2
2	Territory	3
3	Exclusions	3
4	Term	3
5	Limits of Cover	4
6	Definitions	4
7	Net Retained Lines	5
8	Ultimate Net Loss	5
9	Excess of Original Policy Limits	6
10	Extra Contractual Obligations Clause	6
11	Claims	7
12	Commutation Clause	7
13	Premium	7
14	Ceding Commission	8
15	Profit Commission	8
16	Reports and Remittances	9
17	Confidentiality Clause	9
18	Currency	9
19	Tax	10
20	Federal Excise Tax	10
21	Errors and Omissions	10
22	Access to Records	10
23	Unauthorized Reinsurance	11
24	Special Funding Clause	13
25	Service of Suit Clause (U.S.A.)	13
26	Insolvency	14
27	Arbitration	15
28	Governing Law	16
29	Intermediary	16

Attachments
	Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A.	17
	Nuclear Incident Exclusion Clause - Liability - Reinsurance - Canada	22

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PER POLICY EXCESS OF LOSS REINSURANCE AGREEMENT

(hereinafter referred to as the “Agreement”)

entered into by and between

SCPIE HOLDINGS, Inc.

and/or S.C.P.I.E. INDEMNITY COMPANY,

and/or AMERICAN HEALTHCARE INDEMNITY COMPANY,

and/or AMERICAN HEALTHCARE SPECIALTY COMPANY,

and/or S.C.P.I.E. INSURANCE SERVICES, INC.,

and/or S.C.P.I.E. MANAGEMENT SERVICES, INC.

Los Angeles, California

(hereinafter collectively referred to as the “Company”)

and

The Subscribing Reinsurer(s) executing the

Interests and Liabilities Contract(s)

attached to and forming a part

of this Agreement

(hereinafter referred to as the “Reinsurer”)

WITNESSETH:

The Reinsurer hereby reinsures the Company to the extent and the terms and conditions subject to the exceptions, exclusions and limitations hereinafter set forth and nothing hereinafter shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third parties or any persons not parties to this Agreement.

ARTICLE 1

BUSINESS COVERED

The Reinsurer agrees to reimburse the Company, on an excess of loss basis, for the amount of ultimate net loss which the Company may pay as the result of claims made during the term of this Agreement under Physicians and Surgeons Comprehensive Professional and Business Liability policies, including Clinical Laboratories and Personal Umbrella business written by Brown & Brown, Inc., Tampa, Florida, which are in force or may hereinafter come into force during the term of this Agreement, except as excluded under the Exclusions Article subject to the limitations set forth in the Limits of Cover Article.

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ARTICLE 2

TERRITORY

This Contract shall apply to losses occurring within the territorial limits of the Company’s original policies, contracts, and binders of insurance or reinsurance.

ARTICLE 3

EXCLUSIONS

This Agreement specifically excludes:

A.	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

B.	Loss or Liability excluded by the provisions of the Nuclear Incident Exclusion Clause - Liability - Reinsurance, as per clause attached hereto.

C.	All assumed reinsurance.

ARTICLE 4

TERM

A.	Except as provided in paragraph B. below, this Agreement shall apply to claims made, on policies in force, issued or renewed on and after January 1, 2000, during the thirty-six (36) month period beginning January 1, 2000 and ending December 31, 2002, both days inclusive.

B.	It is understood and agreed that if the Reinsurer’s loss ratio, (i.e., the ratio of the Reinsurer’s losses and loss adjustment expenses incurred to the Company’s reinsurance premiums earned net of ceding commission) exceeds 115%, subject to one hundred twenty (120) days notice to any December 31, the terms and conditions can be amended subject to mutual agreement between the parties hereto.

C.	It is further understood and agreed that the Company shall declare to the Reinsurer hereunder all policies issued providing limits greater than $5,000,000/$5,000,000 per

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physician, per occurrence. Upon review of such policies should the Reinsurer deem the exposure under this Agreement to be measurably altered then the terms and conditions hereunder can be amended subject to mutual agreement between the parties hereto.

D.	It is specially agreed that in such case the Company shall refrain from ceding any new policies for limits greater than $5,000,000/$5,000,000 per physician, per occurrence until such mutual agreement has been attained.

E.	Notwithstanding the expiration of this Agreement as hereinabove provided, the provisions of this Agreement shall continue to apply to all unfinished business hereunder to the end that all obligations and liabilities incurred by each party hereunder prior to such termination shall be fully performed and discharged.

ARTICLE 5

LIMITS OF COVER

A.	The Company shall retain for its own account the first $2,000,000 ultimate net loss, each and every loss occurrence each policy, and the Reinsurer agrees to reimburse the Company for the amount of ultimate net loss paid in excess of $2,000,000, each and every loss occurrence each policy, but the Reinsurer’s maximum liability shall not exceed $8,000,000 resulting from each and every loss occurrence each policy.

B.	In addition to the limits set forth above, the Reinsurer’s maximum liability from all occurrences under this Agreement shall be $8,000,000 during each twelve (12) months period and 175% of Reinsurance Premiums Earned hereunder or $10,000,000 (losses plus loss adjustment expenses), whichever is the greater, in all during the Agreement term.

ARTICLE 6

DEFINITIONS

A.	The term “loss occurrence” shall mean the happening of one or a series of related acts, errors, or omissions to act, accidents or occurrences arising out of one event.

B.	The term “losses and loss adjustment expense incurred” shall mean the total of losses and loss adjustment expense paid by the Reinsurer under this Agreement as respects claims made during the term of the Agreement plus a reserve for outstanding losses and loss adjustment expenses thereon which claims were made during the period of this Agreement.

C.	The term “Company’s Reinsurance Premium Earned” shall mean the total of the net premiums written (i.e., gross premiums, deposits plus additions less premiums ceded for reinsurance which inures to the benefit of the Reinsurer) by the Company on the business covered hereunder during the period for which the calculation is being made.

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ARTICLE 7

NET RETAINED LINES

A.	This Agreement applies to only that portion of any insurance or reinsurance or any Extra Contractual Obligations or judgments in excess of original policy limits which the Company retains net for its own account; and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any insurance or reinsurance or any Extra Contractual Obligations or judgments in excess of original policy limits which the Company retains net for its own account shall be included.

B.	The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other underwriters, whether specific or general, any amount which may become due from them, whether such inability arises from the insolvency of such other underwriters or otherwise.

ARTICLE 8

ULTIMATE NET LOSS

A.	The term “ultimate net loss” as used herein shall be understood to mean the sum actually paid by the Company in settlement of losses for which it is held liable, including interest accrued prior to judgment, 80% of Extra Contractual Obligations and 100% of loss in Excess of Original Policy Limits as provided in the respectively captioned Articles, after making proper deductions for all recoveries, salvages, and claims upon other reinsurances and insurances which inure to the benefit of the Reinsurer under this Agreement, whether collectible or not, and shall exclude all loss adjustment expenses (which shall be separately allocated and paid as provided in paragraph B. below); provided, however, that in the event of the insolvency of the Company, “ultimate net loss” shall mean the amount of loss which the Company has incurred or for which it is liable, and payment by the Reinsurer shall be made to the liquidator, receiver or statutory successor of the Company in accordance with the provisions of the Insolvency Article in this Agreement. Nothing in this clause, however, shall be construed to mean that losses under this Agreement are not recoverable until the ultimate net loss of the Company has been ascertained.

B.	All loss adjustment expenses incurred in investigation, adjustment and litigation, defense and settlement of claims made against the Company under its original policies reinsured hereunder, shall be apportioned in proportion to the respective interests of the parties hereto in the ultimate net loss.

C.	In the event a verdict or judgment is reduced by an appeal or a settlement, subsequent to the entry of a judgment, resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed outright, the expense incurred in securing such final reduction or

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reversal shall (1) be prorated between the Reinsurer and the Company in proportion that each benefits from such reduction or reversal and the expense incurred up to the time of the original verdict or judgment shall be prorated in proportion to each party’s interest in such verdict or judgment; or (2) when the terms and conditions of the Company’s original policies reinsured hereunder include expenses as part of the policy limit, be added to the Company’s ultimate net loss.

ARTICLE 9

EXCESS OF ORIGINAL POLICY LIMITS

A.	This Agreement shall protect the Company, within the limits hereof, in connection with any loss in excess of the limit of its original policy, such loss in excess of the limit having been incurred because of failure by it to settle within the policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

B.	However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

C.	For the purposes of this Article, the word “loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original policy.

ARTICLE 10

EXTRA CONTRACTUAL OBLIGATIONS CLAUSE

A.	This Agreement shall protect the Company within the limits hereof, where the ultimate net loss includes Extra Contractual Obligations. “Extra Contractual Obligations” are defined as those liabilities not covered under any other provision of this Agreement and which arise from handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

B.	The date on which an Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster or loss occurrence and furthermore, for the purposes hereof be deemed to follow the Claims Made provisions of this Agreement, subject always to the provisions of the Term Article.

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C.	However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

ARTICLE 11

CLAIMS

A.	In the event of a claim arising hereunder which either results in or appears to be of serious enough nature as probably to result in a loss involving this Agreement, the Company shall give notice as soon as reasonably practicable to the Reinsurer and the Company shall keep the Reinsurer advised of all subsequent developments in connection therewith.

B.	All loss settlements made by the Company provided they are within the terms of the Company’s original policies and of this Agreement, shall be unconditionally binding upon the Reinsurer and amounts falling to the share of the Reinsurer shall be payable upon reasonable evidence of the amount paid being given by the Company in accordance with provisions set forth in the Reports and Remittances Article.

ARTICLE 12

COMMUTATION CLAUSE

The Company or the Reinsurer may, at any time express their desire to the other party to commute all losses which are applicable to any Agreement year and which are still unsettled. In such event, the Company and the Reinsurer shall mutually determine and evaluate such losses and the payment by the Reinsurer of their proportion of the amount so ascertained and mutually agreed to be the value of such losses shall relieve them of all further liability, in respect of that Agreement year both in respect of known or unknown losses.

ARTICLE 13

PREMIUM

A.	The Company shall pay to the Reinsurer an annual deposit premium of $1,300,000 payable in installments of $325,000 as of each January 1, April 1, July 1 and October 1, during the term of this Agreement, subject to adjustment at each December 31.

B.	Within sixty (60) days after each December 31, the Company shall calculate the actual original gross premium charged by the Company for policy limits in excess of $2,000,000, as respects policies issued or renewed during each twelve (12) months period January 1 to December 31 during the term of this Agreement. If the premium calculation is greater than

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the deposit premium paid during the twelve (12) months period, the Company shall promptly remit the difference to the Reinsurer. Should the premium so calculated be less than the amount of the deposit premium, the Reinsurer shall pay to the Company a return premium, subject however to a minimum premium of $1,000,000 for each twelve (12) month period. The payment of any adjustment due between the parties shall be made at once.

C.	If the Company pays an ultimate net loss in excess of $5,000,000 on a policy which has a limit of greater than $5,000,000 and has not been advised to the Reinsurer, then 20% of such excess amount shall be payable as an additional premium to the Reinsurer.

ARTICLE 14

CEDING COMMISSION

A.	The Reinsurer shall make a commission allowance of 15% plus original acquisition cost, not to exceed 25% in all, to the Company on the premiums ceded under this Agreement. On all return premiums the Company shall return to the Reinsurer the actual commission allowed.

B.	The commission allowance which the Reinsurer makes to the Company on the business transacted under this Agreement includes provision for all taxes, assessments and any other expenses whatsoever, except loss adjustment expenses.

ARTICLE 15

PROFIT COMMISSION

A.	The Company shall receive a profit commission equal to 80% of the net profit accruing to the Reinsurer during the term of this Agreement computed as follows:

1.	Reinsurance Premiums Earned, including any additional premiums;

2.	Less Losses and Loss Adjustment Expenses Incurred;

3.	Less Actual Ceding Commission as calculated above;

4.	Less Management expenses of 23.5% of Reinsurance Premiums Earned as in (1) above;

5.	Unlimited deficit carry forward to next Agreement period.

B.	The term “Agreement period” shall mean the three (3) year period commencing January 1, 2000 and ending December 31, 2002 both days inclusive. It is further agreed that the first calculation of profit commission shall be computed as of December 31, 2002,

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and annually thereafter, and that payment of any Profit Commission shall be made by the Reinsurer to the Company as of December 31, 2004. The Company agrees that payment of any Profit Commission shall be subject to complete commutation at mutually agreeable terms as respects all losses reported within the Profit Commission period. Payment of any Profit Commission by the Reinsurer shall constitute full and final release from all further loss development.

ARTICLE 16

REPORTS AND REMITTANCES

A.	The Company shall provide the Reinsurer with all necessary data respecting premiums and losses, including reserves thereon, as at dates and on forms mutually acceptable to the Company and the Reinsurer.

B.	Payments of minimum and deposit premium shall be made within sixty (60) days of respective due date and in accordance with the provisions of the Premium Article.

C.	Payment by the Reinsurer of its portion of loss and loss expenses paid by the Company shall be made by the Reinsurer to the Company as soon as possible, but not later than fifteen (15) days after proof of payment by the Company is received by the Reinsurer.

D.	Outstanding losses shall be reported individually as they occur.

ARTICLE 17

CONFIDENTIALITY CLAUSE

All terms and conditions of this Agreement and any materials provided in the course of inspection shall be kept confidential by the Reinsurer as against third parties, subject to disclosure pursuant to process of law, unless the Reinsurer has obtained the Company’s prior written consent to divulge the information to third parties who shall provide a written confirmation agreeing to maintain the confidentiality of the materials provided. Said confirmation shall be subject to the satisfaction of the Company.

ARTICLE 18

CURRENCY

Premiums shall be payable by the Company and losses shall be paid to the Company in United States currency.

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ARTICLE 19

TAX

In consideration of the terms under which this Agreement is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian tax returns or when making tax returns, other than Income or Profits Tax returns, to any state or territory of the United States of America or to the District of Columbia.

ARTICLE 20

FEDERAL EXCISE TAX

(Applicable to those Reinsurers, excepting Underwriters at Lloyd’s, London and other Reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America.)

A.	The Reinsurer has agreed to allow, for the purpose of paying the Federal Excise Tax, the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Service Code) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer shall deduct the aforesaid percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States government.

ARTICLE 21

ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified immediately upon discovery.

ARTICLE 22

ACCESS TO RECORDS

A.	The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect, through its authorized representatives, all books, records and papers of the Company in connection with this reinsurance hereunder or the subject matter thereof.

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B.	The Reinsurer shall be afforded the opportunity, at its own expense to appoint an attorney of its own choice to assess the Company’s claims procedures who shall report to the Reinsurer the results of such.

ARTICLE 23

UNAUTHORIZED REINSURANCE

(Applies only to a Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.)

A.	As regards policies or bonds issued by the Company coming within the scope of this Agreement, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for losses covered hereunder which it shall be required by law to set up, it shall forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund such reserves in respect of known outstanding losses that have been reported to the Reinsurer and allocated loss adjustment expense relating thereto, losses and allocated loss adjustment expense paid by the Company but not recovered from the Reinsurer, plus reserves for losses incurred but not reported, as shown in the statement prepared by the Company (hereinafter referred to as “Reinsurer’s Obligations”) by funds withheld, cash advances or a Letter of Credit. The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

B.	When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s proportion of said reserves. Such Letter of Credit shall be issued for a period of not less than one (1) year, and shall be automatically extended for one (1) year from its date of expiration or any future expiration date unless thirty (30) days (sixty (60) days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

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C.	The Reinsurer and Company agree that the Letters of Credit provided by the Reinsurer pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:

1.	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Agreement and which has not been otherwise paid;

2.	to make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Agreement;

3.	to fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

4.	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Agreement.

D.	In the event the amount drawn by the Company on any Letter of Credit is in excess of the actual amount required for 1. or 3., or in the case of 4., the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

E.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

F.	At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations, for the sole purpose of amending the Letter of Credit, in the following manner:

1.	If the statement shows that the Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

2.	If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

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ARTICLE 24

SPECIAL FUNDING CLAUSE

A.	If, during the period of this Agreement and thereafter, as respects any outstanding liabilities hereunder, the Reinsurer shall fail to pay any loss payable hereunder within the time prescribed, the Reinsurer agrees that it shall fund uncollected paid losses and loss adjustment expenses within thirty (30) days from the date of written demand by the Company to so fund. Such demand shall not be made unless balances are sixty (60) days or more past the due date of payment specified in this Agreement.

B.	The Reinsurer shall have the sole option of determining the method of funding referred to above, provided it is acceptable to the insurance regulatory authorities involved. If the Reinsurer elects to fund the aforesaid loss by a Letter of Credit, the procedures set forth in the Funding Article in respect of Letters of Credit shall apply. If the Reinsurer has already funded obligations hereunder in accordance with the Funding Article in this Agreement, it agrees that such funds as are required to pay overdue losses may immediately be drawn down by the Company.

C.	The phrase “any loss payable” as used in paragraph A. above shall mean any ultimate net loss subject to recovery under this Agreement wherein the Reinsurer has not disputed said loss in writing within the due date for payment.

D.	The Company shall provide the Reinsurer with a reinsurance proof of loss and such other substantive loss material reflecting the nature of the settlement (i.e., applicable Proofs of Loss, Releases, adjuster’s reports, etc.). If, subsequent to receipt of this material, the information supplied is insufficient or not in accordance with the contractual conditions, then the payment due date as defined in the Reports and Remittances Article, shall be deemed to be the date upon which the Reinsurer received such additional substantive material necessary to approve payment of the claim, or the date the claim is presented in a manner acceptable to the Reinsurer.

ARTICLE 25

SERVICE OF SUIT CLAUSE (U.S.A.)

A.	It is agreed that in the event of the failure of the Reinsurer hereon to pay any amount claimed to be due hereunder, the Reinsurer hereon, at the request of the Company, shall submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may be made upon

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Messrs. Mendes & Mount, 725 South Figueroa, Suite 1990, Los Angeles, CA 90017, and that in any suit instituted, the Reinsurer shall abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

B.	The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give written undertaking to the Company that they shall enter a general appearance upon Reinsurer’s behalf in the event such a suit shall be instituted.

C.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereon hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this agreement, and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 26

INSOLVENCY

A.	The portion of any risk or obligation assumed by the Reinsurer, when such portion is ascertained, shall be payable on demand of the Company at the same time as the Company shall pay its net retained portion of such risk or obligation, with reasonable provision for verification before payment, and the reinsurance shall be payable by the Reinsurer, on the basis of the liability of the Company under the policy or policies reinsured without diminution because of the insolvency of the Company.

B.	In the event of the insolvency of one or more than one of the Companies, reinsurance under this Agreement shall be payable immediately on demand, with reasonable provision for verification, on the basis of claims allowed against the insolvent Company(ies) by any court of competent jurisdiction or by any liquidator, receiver, or statutory successor of the Company(ies) having authority to allow such claims, without diminution because of such insolvency or because such liquidator, receiver, or statutory successor has failed to pay all or a portion of any claims. Such payments by the Reinsurer shall be made directly to the Company or its liquidator, receiver or statutory successor.

C.	It is agreed, however, that the liquidator or receiver or statutory successor of the insolvent Company(ies) shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Company(ies) on the policy or policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may

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deem available to the Company(ies) or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company(ies) as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company(ies) solely as a result of the defense undertaken by the Reinsurer.

D.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the insolvent Company(ies).

ARTICLE 27

ARBITRATION

A.	As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested.

B.	One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C.	If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the federal district court having jurisdiction over the geographical area in which the arbitration is to take place, or if the federal court declines to act, the state court having general jurisdiction in such area.

D.	All arbitrators shall be disinterested active or former executive officers of insurance or reinsurance companies or Underwriters at Lloyd’s, London.

E.	Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

F.	The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in Los Angeles, California, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of California. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

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G.	The panel shall interpret this Agreement as if it were an honorable engagement rather than as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business within sixty (60) days following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.

H.	Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law.

ARTICLE 28

GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, U.S.A.

ARTICLE 29

INTERMEDIARY

Guy Carpenter & Company, Inc. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expenses, salvages, and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Guy Carpenter & Company, Inc., Two World Trade Center, New York, New York 10048. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

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NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A.

(1)	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.	It is agreed that the policy does not apply under any liability coverage, to injury, sickness, disease, death or destruction

bodily injury or property damage

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

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(3)	Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

I.	Under any Liability Coverage, to

injury, sickness, disease, death or destruction

bodily injury or property damage

(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief

first aid,

to expenses incurred with respect to

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bodily injury, sickness, disease or death

bodily injury

resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage, to

injury, sickness, disease, death or destruction

bodily injury or property damage

resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the

injury, sickness, disease, death or destruction

bodily injury or property damage

arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility.

property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily

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for its source material content and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility; “nuclear facility” means

(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

With respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property. “property damage” includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4)	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

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*NOTE. The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

NOTES:	Wherever used herein the terms:

	“Reassured”	shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

	“Agreement”	shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.

	“Reinsurers”	shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.

21/9/67

NMA 1590 (amended)

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NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - CANADA

1.	This Agreement does not cover any loss or liability accruing to the Reinsured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2.	Without in any way restricting the operation of paragraph 1 of this clause it is agreed that for all purposes of this Agreement all the original liability contracts of the Reinsured, whether new, renewal or replacement, of the following classes, namely,

Personal Liability

Farmers’ Liability

Storekeepers’ Liability

which become effective on or after 31st December 1992, shall be deemed to include, from their inception dates and thereafter, the following provision:-

Limited Exclusion Provision.

This Policy does not apply to bodily injury or property damage with respect to which the Insured is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability.

With respect to property, loss of use of such property shall be deemed to be property damage.

3.	Without in any way restricting the operation of paragraph 1 of this clause it is agreed that for all purposes of this Agreement all the original liability contracts of the Reinsured, whether new, renewal or replacement of any class whatsoever (other than Personal Liability, Farmers’ Liability, Storekeepers’ Liability or Automobile Liability contracts), which become effective on or after 31st December 1992, shall be deemed to include from their inception dates and thereafter, the following provision:-

Broad Exclusion Provision

It is agreed that this Policy does not apply:

(a)	To any liability imposed by or arising from any nuclear liability act, law or statute or any law amendatory thereof; nor

(b)

to bodily injury or property damage with respect to which an Insured under this policy is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured)

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issued by the Nuclear Insurance Association of Canada or any other insurer or group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability; nor

(c)	to bodily injury or property damage resulting directly or indirectly from the nuclear energy hazard arising from:

(i)	the ownership, maintenance, operation or use of a nuclear facility by or on behalf of an Insured;

(ii)	the furnishing by an Insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility; and

(iii)	the possession, consumption, use, handling, disposal or transportation of fissionable substances, or of other radioactive material (except radioactive isotopes, away from a nuclear facility, which have reached the final stage of fabrication so as to be useable for any scientific, medical, agricultural, commercial or industrial purpose) used, distributed, handled or sold by an Insured.

As used in this Policy:

1.	The term “nuclear energy hazard” means the radioactive, toxic, explosive, or other hazardous properties of radioactive material;

2.	The term “radioactive material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances which may be designated by or pursuant to any law, act or statute, or law amendatory thereof as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy;

3.	The term “nuclear facility” means:

(a)	any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

(b)	any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging waste;

(c)	any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;

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(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste radioactive material;

and includes the site on which any of the foregoing is located, together with all operations conducted thereon and all premises used for such operations.

4.	The term “fissionable substance” means any prescribed substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

5.	With respect to property, loss of use of such property shall be deemed to be property damage.

NMA 1979a

(01.04.96) Form approved by Lloyd’s Underwriters’ Non-Marine Association Limited.

NOTES:	Wherever used herein the terms:

	“Reassured”	shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

	“Agreement”	shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.

	“Reinsurers”	shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.

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